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                                                                    EXHIBIT 99.1

Press Contacts:

John L. Higgins
Chief Financial Officer
650-843-2800
jhiggins@connetics.com

                  CONNETICS ANNOUNCES PLANS TO INCREASE FOCUS
                             ON DERMATOLOGY MARKET

              -- COMPANY WILL SEEK LICENSEE FOR RELAXIN PROGRAM --

PALO ALTO, CA -- MAY 23, 2001 -- Connetics Corporation (Nasdaq: CNCT) today announced that it has taken another significant step to focus all of its resources on aggressively growing its dermatology business. In the last three months, Connetics has acquired Soltec Research, divested Ridaura(R) and expanded its dermatology sales force. Connetics will pursue a license or other strategic alternative for its relaxin program and is reducing its investment in the development of relaxin in favor of focusing its resources on expanding its dermatology business. Connetics will reduce its work force from 182 people to 155 people by eliminating positions related to relaxin.

"We believe our dermatology business has significant potential. Our product pipeline is expanding, and we project continued strong revenue growth. Given the progress building our dermatology business, we determined that we can bring the most value to our stockholders by focusing exclusively on dermatology," said Thomas G. Wiggans, President and Chief Executive Officer of Connetics. "Relaxin's biological activities suggest it could have significant potential as a therapeutic. However, given the costs and time required to develop relaxin, we have determined that it is incompatible with our dermatology business and financial objectives to continue to develop relaxin alone. We will free up financial resources and focus exclusively on building our dermatology business. Connetics is highly committed to serving the dermatology community and to building the leading, independent dermatology company."

In the last six months, Connetics has had several important events in its dermatology business:

- Launched OLUX(R), Connetics' second dermatology product
- Acquired Soltec, a company focused on developing innovative topical delivery systems
- Expanded its sales force from 41 to 68 persons
- Added an anti-fungal product to the 2001 clinical development pipeline
- Added Glenn Oclassen, a prominent dermatology businessman, to Connetics' Board of Directors



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Connetics expects to build its business by focusing on growing product revenues, aggressively developing new products, pursuing innovation with topical drug delivery and by providing the best customer service possible to dermatologists and the patients that use our products. Connetics currently has two products on the market Luxiq(R) and OLUX(R). The United States market for prescription dermatology products exceeded $3.5 billion in 2000. Connetics' sales force calls on approximately 95% of the dermatologists based in the United States.

Relaxin is a naturally occurring hormone with several distinct biological activities including vasodilation, angiogenesis, and inhibition of fibrosis. The hormone is thought to be responsible for many cardiovascular changes that occur during pregnancy, including increased blood flow, which is due to an increase in the number of vessels (angiogenesis) and an expansion in the diameter of vessels (dilation). The site-specific angiogenic effects are mediated by local upregulation of bFGF and VEGF by relaxin, and the vasodilatory effects are thought to be mediated by inhibiting the constrictive effects of angiotensin and endothelin. Connetics currently holds a FDA approved IND for a Phase II trial in peripherial arterial disease to explore relaxin angiogenic potential.

CONFERENCE CALL

Connetics will hold a conference call to discuss this release at 4:45 p.m. EDT, 1:45 p.m. PDT on Wednesday, May 23, 2001. Interested investors and others may listen to the call either live by dialing 1-800-255-2466, access code 18965243 or on a replay basis by dialing 1-800-633-8284, access code 18965243. The replay will be available starting May 23, 2001 at 7:00 p.m. EDT, 4:00 p.m. PDT, and will run through 7:00 p.m. EDT, 4:00 p.m. PDT on June 6, 2001.

ABOUT CONNETICS

Connetics is an independent pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company's products include Luxiq(R) (betamethasone valerate) Foam, 0.12% and OLUX(R) (clobetasol propionate) Foam, 0.05%. For more information about Connetics and its products, please visit Connetics' Web Site www.connetics.com, or send an e-mail to ir@connetics.com.

This news release contains forward-looking statements and predictions with respect to future product revenues, sales growth, the introduction of new products into the market, and the development of programs in our dermatology pipeline. These statements represent our judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, we face risks and uncertainties that doctors may not prescribe our products in the amounts anticipated, that patients may not accept our products as readily as anticipated, and that development of product candidates in our pipeline may not succeed or that clinical trials may not go forward as planned. The actual results could differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics' most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.